Scott Andrews has been named head of specialized industries for BOK Financial TULSA--March 31, 2026- Scott Andrews has been promoted to fill the role of specialized industries banking executive for BOK Financial, effective Dec. 1, following the retirement of Brad Vincent. In this role, Andrews will lead BOK Financial’s specialized business, including commercial real estate, commercial strategies, dealer financial services, energy, healthcare, loan syndications and TransFund. “Scott brings deep institutional knowledge and a genuine commitment to both our employees and clients,” said Stacy Kymes, president and CEO of BOK Financial. “He understands what makes these businesses successful and leads with consistency and integrity that earns trust.” Andrews said, “BOK Financial’s specialized industries are built upon decades of experience. What differentiates us from our competitors is our long-term commitment to the industries we serve, which has allowed us to recruit and develop extraordinary banking teams with deep expertise. We are market leaders in these segments because our clients have witnessed our commitment to their business, especially in challenging market conditions, and trust our bankers’ counsel. I’m grateful for the opportunity to work alongside this remarkable team.” Andrews has served as executive director for BOK Financial’s healthcare banking division since 2022. Prior to that he served as the chief operating officer for the Commercial Division since 2017. In that role, he was directly responsible for division-wide strategic initiatives—including loan syndications, client service, customer-facing digital experiences, and front-line technology investments. Scott has previously worked in a variety of credit and corporate development roles across the organization. He joined BOK Financial through its Accelerated Career Track development program. Andrews holds a bachelor’s degree in accounting from the University of Notre Dame. Active in the community, he currently serves on the Ascension St. John Foundation board and has previously supported Tulsa Regional Tourism, 108 Contemporary and Catholic Charities of Eastern Oklahoma.

About BOK Financial BOK Financial Corporation is a $52 billion regional financial services company headquartered in Tulsa, Oklahoma with $127 billion in assets under management and administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc.; and BOK Financial Private Wealth, Inc. BOKF, NA's holdings include TransFund and Cavanal Hill Investment Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Connecticut, Nebraska, Tennessee and Wisconsin. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network.